Exhibit 99.1

Maureen Todaro

Vice President, Corporate Communications

Viisage

978.932.2438

mtodaro@viisage.com

VIISAGE REPORTS THIRD QUARTER 2005 RESULTS; REAFFIRMS REVENUE OUTLOOK

FOR FY2005 AND FY2006

Gross Margin Increases Year-over-year; Company Continues to Generate Positive Cash Flow

Strategic Alliance with L-1 Investment Partners Expected to Close In December 2005

BILLERICA, Mass.—November 1, 2005—Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today reported results for its third quarter ended October 2, 2005.

Revenue was $14.3 million for the third quarter of 2005 compared to $19.9 million for the same period of 2004, which included approximately $5.4 million of one-time sales to the U.S. Department of Defense. The Company reported a net loss of $2.1 million, or $0.04 per fully diluted share for the third quarter compared to net income of $198,000, or $0.00 per fully diluted share, in the third quarter of 2004. Gross margins increased to 29.6% for the third quarter of 2005, compared to 27.7% in the same quarter of the prior year, reflecting the increased contribution of high value product sales to our overall revenue mix. The Company generated positive cash flow, increasing its quarter end cash balance by $2.0 million, to $12.7 million, including $3.2 million of cash generated from operations.

“As reflected by the Motorola and Government of Pakistan announcements, we continued to see strong interest and demand for our advanced technology identity solutions across our key constituents during the third quarter,” commented Bernard Bailey, president and CEO of Viisage. “We remain committed to becoming the global leader in identity solutions, although the delays in customer deployment and budgetary constraints have made short-term visibility more challenging.”

As previously announced on October 6, 2005, L-1 Investment Partners signed a definitive agreement to purchase $100 million in Viisage common stock from the Company at a price of $5.25 per share (approximately 19 million newly-issued shares). The terms further include warrants to purchase 4,000,000 shares of common stock at an exercise price of $5.50 per share, which will vest pursuant to Viisage achieving a defined acquisition program and certain revenue milestones. On October 20, 2005, the Company filed a preliminary Proxy Statement and Notice of Special Meeting, which is currently expected to occur in December.

“We will continue to focus on those opportunities that showcase Viisage’s ability to manage an identity lifecycle, versus a point solutions offering,” continued Mr. Bailey. “And as we have successfully proved with the state of Connecticut relationship, we are well positioned to be the identity solutions partner at the federal, state and enterprise level. Furthermore, we expect the recently signed definitive agreement with L-1 Investment Partners and the anticipated addition of Robert

LaPenta as Chairman of Viisage to enable us to accelerate our growth, fund our expansion within the marketplace and increase shareholder value.”

Business highlights for the third quarter of 2005 include:

•	Launched contactless smartchip capabilities for the Company’s iA-thenticate® product line, incorporating RFID (radio frequency identification) capability to authenticate travel credentials across Viisage’s widely deployed product set

•	Announced joint win with Motorola to provide an advanced identity solution for criminal identification to the Harris County, Texas Sheriff’s Department

•	Named Bradley T. Miller senior vice president and Chief Financial Officer

•	Announced that the Government of Pakistan is successfully using Viisage’s face recognition technology and a leading fingerprint technology to fight identity theft and fraud in the country’s national ID and passport programs

•	Selected as strategic partner by Cross Match Technologies to integrate proofing capabilities into fingerprint solutions

Following the end of the quarter, the Company announced the following developments:

•	Signed the definitive strategic alliance agreement with L-1 described above

•	Granted patents in the United States and Europe for Live Check™, a method for verifying that a person is live when their facial image is captured rather than an impostor using a fraudulent image, and launched two new multi-biometric products, IdentityTOOLS™ and IdentityEXPLORER™, as Software Development Kits (SDKs)

Financial Outlook

For the full year 2005, Viisage is anticipating total revenue in the range of $62 million to $65 million. The Company expects it will be operating cash flow positive for 2005. The Company anticipates organic revenue growth of about 20% for the full year 2006 over revenue expectations for the full year 2005.

EBITDA

Viisage reports EBITDA as a non-GAAP financial performance measurement. The Company calculates EBITDA by adding back to its net results interest, taxes, depreciation and amortization. EBITDA is provided to investors to complement results provided in accordance with GAAP, as management believes the measures help illustrate underlying operating trends in the Company’s business and uses the measures to establish internal budgets and goals, manage the business, and evaluate performance. Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. During 2004, Viisage completed the acquisitions of ZN Vision Technologies, Trans Digital Technologies and Imaging Automation. EBITDA was $1.3 million for the third quarter of 2005, and $5.7 million on a year to date basis.

A reconciliation of GAAP Net Income (Loss) to EBITDA follows:

	For the Quarter Ended
	October 2,	September 26,
	2005	2004
Net Income (loss)	$(2,108)	$198

Add:
Depreciation and Amortization	3,182	2,742
Interest Income (Expense), net	(44)	411
Provisions for Income Taxes	309	25

EBITDA	$1,339	$3,376

Conference Call information

The Company will host a conference call with the investment community to discuss its operating results beginning at 5:00 p.m. ET on Tuesday, November 1, 2005. The dial-in number for the call is 800-706-7745 and the participant conference code is 87694680. Internationally, please dial 617-614-3472, using the same participant conference code. The call also will be available via live audio webcast under the Conference Calls page of the Investors section of the Company’s website (www.viisage.com). To access the webcast, please go to the Company’s website at least 10 minutes prior to the start of the call and follow the directions. A replay of the webcast will be available at Viisage’s website beginning an hour after completion of the call. In addition, immediately following this call, the Company will host a financial call beginning at 6:00 pm ET. The dial-in number for this call is 800-260-8140 and the participant conference code is 51960864. Internationally, please dial 617-614-3672 using the same participant conference code. This call will also be available via live audio webcast under the conference calls page of the investors section of the Company’s website (www.viisage.com), and a replay will be available at the site beginning an hour after completion of the call.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS® SDK, Viisage PROOF™, FaceEXPLORER®, Viisage iA-thenticate®, BorderGuard®, IdentityTOOLS™, IdentityEXPLORER™, FacePASS™ and FaceFINDER®.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by Viisage through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements reflect the Company’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “bode”, “anticipate”, “estimate”, “project”, “should”, “expect”, “plan”, “assume” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the possible inability of the Company or L-1 to satisfy conditions to closing the investment, including but not limited to the requirement that the Company’s shareholders approve the investment, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of the Company and acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, developments with respect to litigation to which Viisage is a party, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q. Viisage expressly disclaims any obligation to update any forward-looking statements.

Viisage has filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the proposed L-1 investment. Investors are urged to read such proxy statement which contains important information. The proxy statement and other documents filed by Viisage with the SEC are available free of charge at the SEC’s website (www.sec.gov) or from Viisage by directing a request to investor@viisage.com, or from Viisage’s website at www.viisage.com.

Viisage and its directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Viisage stockholders in connection with the approval of the proposed transaction. Information about Viisage’s directors and executive officers is available in Viisage’s proxy statement, dated September 7, 2005, for its 2005 Special Meeting in Lieu of Annual Meeting. Additional information about the interests of potential participants is included in the preliminary proxy statement which Viisage has filed with the SEC.

- Tables Follow -

VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 2, 2005	December 31, 2004
Assets
Current assets:
Cash	$12,675	$11,309
Accounts receivable	12,366	17,075
Inventories and other costs and estimated earnings in excess of billings	5,532	3,382
Other current assets	762	1,213

Total current assets	31,335	32,979
Property and equipment, net	18,384	19,917
Goodwill	92,621	93,507
Intangible assets, net	21,248	26,046
Other assets	3,151	3,180

	$166,739	$175,629

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable and accrued expenses	$10,273	$15,279
Current portion of project financing	141	281
Current deferred revenue	3,063	1,992
Other current liabilities	304	194

Total current liabilities	13,781	17,746
Project financing	219	149
Deferred tax liability	1,637	859
Deferred revenue	1,234	1,717
Other liabilities	200	368

Total Liabilities	17,071	20,839

Shareholders’ equity	149,668	154,790

	$166,739	$175,629

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Operation

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2005	September 26, 2004	October 2, 2005	September 26, 2004
Revenues:
Services revenue	$9,833	$11,818	$30,811	$34,157
Product revenue	4,473	8,089	20,454	14,285

Total revenue	14,306	19,907	51,265	48,442

Cost of revenues:
Services cost of revenue	6,677	7,097	21,333	22,327
Product cost of revenue	2,617	6,541	10,965	10,378
Amortization of purchased intangible assets	784	762	2,360	1,908

Total cost of revenue	10,078	14,400	34,658	34,613

Gross Profit:	4,228	5,507	16,607	13,829

Operating expenses:
Sales and marketing (1)	1,732	1,588	5,873	4,659
Research and development (1)	1,086	781	3,439	2,510
General and administrative (1)	2,936	2,362	9,358	6,717
Amortization of purchased intangible assets	527	115	1,581	287

Total operating expenses	6,281	4,846	20,251	14,173

Income (loss) from operations	(2,053)	661	(3,644)	(344)
Interest income	75	67	143	108
Interest expense	31	478	85	1,488
Other income (expense)	210	(27)	294	48

Income (loss) before income taxes	(1,799)	223	(3,292)	(1,676)
Provision for income taxes	309	25	963	75

Net income (loss)	$(2,108)	$198	$(4,255)	$(1,751)

Net loss per share:
Net income (loss) per basic share	(0.04)	0.00	(0.09)	(0.05)

Net income (loss) per diluted share	(0.04)	0.00	(0.09)	(0.05)

Weighted average basic shares	48,114	40,072	48,021	35,783

Weighted average diluted shares	48,114	41,090	48,021	35,783

(1) Excludes non-cash, amortization of purchased intangible assets as follows:
Cost of Revenue	$784	$762	$2,360	$1,908
Sales and marketing	107	—	321	—
Research and development	359	115	1,077	287
General and administrative	61	—	183	—

	$1,311	$877	$3,941	$2,195